Press Release
FOR IMMEDIATE RELEASE
Contact:
Cris Wasiak
Chief Financial Officer
630-577-9688
Calamos Asset Management, Inc. Reports First Quarter 2009 Results and Declares Dividend
     NAPERVILLE, Ill., April 30, 2009 — Calamos Asset Management, Inc. (NASDAQ: CLMS) today reported results for the first quarter of 2009.
     Diluted earnings were $0.17 per share compared to $0.02 per share in the prior year. Revenues were $59.6 million for the first quarter of 2009, a 46% decrease from the same period of 2008. Operating expenses decreased 30% to $46.4 million when compared to the prior-year period. Non-operating income attributable to common shareholders was $12.3 million in the current year compared to a net loss of $41.6 million in the prior-year period. Additionally, the Company declared a regular quarterly dividend of 5.5 cents per share payable on May 27, 2009 to shareholders of record on May 12, 2009.
Management Commentary
“Following an extremely difficult 2008, we outperformed the broader markets in nearly every Calamos strategy for the first quarter of 2009. We believe that this success is the result of our experience in the markets, our long-term perspective and our decision to capitalize on the valuation disparities that emerged in the 2008 sell-off. Even as we expect continued near-term market turbulence, we remain cautiously optimistic about the investment opportunities in the global markets—particularly as many securities remain significantly undervalued in our opinion,” said John P. Calamos, Sr., chairman, chief executive officer and co-chief investment officer.
Overall asset flows and market values stabilized and trended in a favorable direction during the first quarter of 2009. “Institutional flows were positive in the first quarter, and we saw considerable interest from institutional investors and through our intermediary channel in our convertible and defensive equity strategies,” Calamos said. “As investor confidence in the market seems to be returning, we are also beginning to see increased interest in our other equity strategies, as well.”
“The Company continues to position itself for future growth by strengthening and diversifying its distribution platform by focusing resources in institutional, retirement platforms, and offshore distribution. The Company recently announced that it has bolstered non-U.S. distribution efforts by hiring a seasoned international distribution professional who will be responsible for establishing a London-based office and will focus on intermediary and retail markets in the U.K. and continental Europe, as well as relationships with U.S. advisors serving non-resident alien clients.
“During the first quarter, we were successful in strengthening our balance sheet and preserving our net worth. Additionally, we are pleased with the progress made toward our cost containment initiatives and remain committed to identifying opportunities to institute a more variable expense structure, such as outsourcing our middle and back office operations. We believe our efforts were validated by Standard & Poor’s reaffirmation of our investment grade rating of BBB+ during the first quarter,” Calamos added.

“Despite the challenges that the Company faced in the last year and the reduction in staffing levels, our commitment to superior risk-adjusted long-term investment performance and exceptional client service has never faltered. Our core investment team remains intact, and we have added and retained talented individuals within our institutional, retirement and global distribution teams. We believe that we are positioned to capitalize on growth opportunities developing from today’s unique market conditions,” Calamos concluded.
Assets Under Management
     Assets under management as of March 31, 2009 were $23.5 billion, representing a decrease of 2 percent from the previous quarter’s end. This decrease of $571 million was comprised of $140 million in market depreciation and net redemptions of $431 million. Average assets under management were $23.1 billion during the first quarter of 2009, compared to $41.9 billion for the same period one year ago.
Operating Results
     First quarter revenues were $59.6 million, a 46 percent decrease from $110.7 million in the first quarter of 2008, driven mostly by a 45 percent decrease in average assets under management. For the three months ended March 31, 2009, operating expenses were $46.4 million, a decrease of $19.9 million, or 30 percent, from $66.3 million in the same period in 2008.
     Operating expenses during the quarter declined from the prior-year period reflecting the successful implementation of a series of cost containment measures as well as lower assets under management. Compensation expense declined by $5.4 million from the same quarter a year ago mostly attributable to the difficult decisions made to decrease staffing levels. Separately, during the first quarter of 2009, the Company incurred $0.8 million in severance-related costs due to the current period staff reductions. The decrease in mutual fund assets under management led to a decrease in distribution expense of $11.7 million and in supplemental compensation payments, which are reported in marketing and sales promotion expense. Amortization of deferred sales commissions declined $1.5 million or 24% in the first quarter of 2009 when compared to the prior-year period due primarily to lower Class C share mutual fund sales and lower Class B share redemptions.
     Operating income was $13.2 million for the first quarter of 2009 versus $44.4 million for 2008. Operating margin was 22.1 percent and 40.1 percent for the current and year-earlier period, respectively.
Non-Operating Results
     Non-operating income attributable to common shareholders was $12.3 million during the first quarter of 2009 compared to a loss of $41.6 million in the prior-year period as presented in Table A. Investment and other income was $14.1 million in the first quarter of 2009 principally reflecting net gains on a portion of our investment portfolio. Interest expense of $2.0 million was $6.2 million lower than the prior-year period due to the Company’s decision to reduce its long-term indebtedness during the fourth quarter of 2008.
     Management will hold an investor conference call at 5 p.m. Eastern time on Thursday, April 30. To access the live call and view management’s presentation, click on the Investor Relations tab at www.calamos.com. Alternatively, participants may listen to the live call by dialing 888-529-1786 (706-679-5623 outside the U.S.), then entering conference ID number

963729914. A replay of the call will be available until the end of the day on May 5th by dialing 800-642-1687 (706-645-9291 outside the U.S.), then entering conference ID number 81357313. A webcast also will be available on the Investor Relations section of our website at http://investors.calamos.com for 90 days.
     Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified investment firm offering equity, fixed income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
     From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the Company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.

Calamos Asset Management, Inc.
Unaudited Consolidated Condensed Statements of Operations
(in thousands, except share data)

	Three Months Ended March 31,
	2009	2008

Revenues:
Investment management fees	$42,001	$77,274
Distribution and underwriting fees	17,028	32,470
Other	540	949

Total revenues	59,569	110,693
Expenses:
Employee compensation and benefits	18,091	23,460
Distribution and underwriting expense	12,478	24,158
Amortization of deferred sales commissions	4,654	6,120
Marketing and sales promotion	2,522	3,036
General and administrative	8,634	9,490

Total operating expenses	46,379	66,264

Operating income	13,190	44,429
Non-operating income (loss)	12,285	(54,028)

Income before income taxes	25,475	(9,599)
Income taxes	2,417	303

Net income (loss)	23,058	(9,902)
Net income attributable to non-controlling interest in Calamos Holdings LLC	(19,675)	(2,108)
Net (income) loss attributable to non-controlling interest in partnership investments	(31)	12,459

Net income attributable to Calamos Asset Management, Inc.	$3,352	$449

Earnings per share
Basic	$0.17	$0.02

Diluted (1)	$0.17	$0.02

Weighted average shares outstanding
Basic	19,606,936	20,337,038

Diluted (1)	19,751,288	97,621,495

(1)	Diluted earnings per share is calculated (a) assuming Calamos Family Partners, Inc. (CFP) and John P. Calamos, Sr. exchanged all of their ownership interest in Calamos Holdings LLC for, and CFP converted all outstanding shares of Calamos Asset Management, Inc.’s Class B common stock into, shares of Calamos Asset Management, Inc’s Class A common stock (collectively, the Exchange) and (b) including the effect of outstanding dilutive equity incentive compensation awards.

Effective March 1, 2009, the Company amended its certificate of incorporation requiring that the Exchange be based on a fair value approach (details of the amendments are set forth in the Company’s Schedule 14C filed with the Securities and Exchange Commission on January 12, 2009). The amendment results in the same or fewer shares of Class A common stock being issued at the time of the Exchange and, as a result, the effects of the Exchange would be anti-dilutive.

In calculating diluted earnings per share for 2008, an effective tax rate of 40.3% was applied to the sum of income before income taxes and net income attributable to non-controlling interest in partnership investments.

Table A
Calamos Asset Management, Inc.
Non-Operating Income (Loss) Attributable to Common Shareholders
(in thousands)

	Three Months Ended
	March 31,
	2009	2008
Interest income	$164	$847
Interest expense	(1,950)	(8,101)

Net interest expense	(1,786)	(7,254)

Net capital gains and dividend income	21,590	2,059
Unrealized depreciation	(7,695)	(49,069)
Miscellaneous other income	176	236

Investment and other income (loss)	14,071	(46,774)

Non-operating income (loss)	12,285	(54,028)
Net (income) loss attributable to non- controlling interest in partnership investments	(31)	12,459

Non-operating income (loss) attributable to common shareholders	$12,254	$(41,569)

Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Quarter Ended March 31,		Change
	2009	2008	Amount	Percent

Mutual Funds
Beginning assets under management	$17,498	$34,835	$(17,337)	(50)%
Net redemptions	(190)	(449)	259	58
Market appreciation (depreciation)	(219)	(3,728)	3,509	94

Ending assets under management	17,089	30,658	(13,569)	(44)

Average assets under management	16,810	31,403	(14,593)	(46)

Separate Accounts
Beginning assets under management	6,542	11,373	(4,831)	(42)
Net purchases (redemptions)	(241)	106	(347)	NM
Market appreciation (depreciation)	79	(1,231)	1,310	NM

Ending assets under management	6,380	10,248	(3,868)	(38)

Average assets under management	6,295	10,501	(4,206)	(40)

Total Assets Under Management
Beginning assets under management	24,040	46,208	(22,168)	(48)
Net redemptions	(431)	(343)	(88)	(26)
Market appreciation (depreciation)	(140)	(4,959)	4,819	97

Ending assets under management	23,469	40,906	(17,437)	(43)

Average assets under management	$23,105	$41,904	$(18,799)	(45)%

	At March 31,		Change
	2009	2008	Amount	Percent

Mutual Funds
Open-end funds	$13,331	$23,784	$(10,453)	(44)%
Closed-end funds	3,759	6,874	(3,115)	(45)

Total mutual funds	17,090	30,658	(13,568)	(44)
Separate Accounts
Institutional accounts	3,572	4,992	(1,420)	(28)
Managed accounts	2,807	5,256	(2,449)	(47)
Total separate accounts	6,379	10,248	(3,869)	(38)

Ending assets under management	$23,469	$40,906	$(17,437)	(43)%

	At March 31,		Change
	2009	2008	Amount	Percent

Assets by Strategy
Equity	$8,593	$19,103	$(10,510)	(55)%
Balanced	6,804	12,636	(5,832)	(46)
Convertible	4,795	4,626	169	4
High Yield	1,738	2,640	(902)	(34)
Alternative	1,147	1,736	(589)	(34)
Fixed Income	167	102	65	64
Money Market	225	63	162	257

Ending assets under management	$23,469	$40,906	$(17,437)	(43)%

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